EXHIBIT 99.1

Berkshire Hills Appoints Mihir A. Desai As New Independent Director

Financial, Investment, and Business Expertise Will Bolster Transformation

BOSTON– March 14, 2022 --  Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a socially responsible, community-dedicated bank with branch locations in New England and New York, announced the election of Mihir A. Desai to the Board of Directors of the Company and its wholly-owned subsidiary Berkshire Bank effective March 10, 2022. Mr. Desai is an internationally acclaimed Professor of Finance at Harvard Business School and Professor of Law at Harvard Law School. His extensive expertise in finance, investment, and business will bolster the Board’s support of Berkshire's Exciting Strategic Transformation (BEST). Upon his election Mr. Desai was appointed to the Compliance & Regulatory and Risk Management & Capital Committees of the Board.

"We are pleased to welcome Mihir to our Board of Directors," said Chairperson David M. Brunelle. "Mihir’s work at Harvard and extensive business experience will provide important insight, context and perspectives to our Board.”

“Berkshire, and all of our stakeholders will benefit greatly from Mihir’s expertise and wisdom.  His understanding of the principals of finance in improving human lives will strengthen our Board and his commitment to making finance more accessible will further enhance our BEST plan as well as support our vision of being a high-performing, leading socially responsible community bank in New England and beyond," added Berkshire Bank CEO Nitin Mhatre.

Mihir A. Desai

Mr. Desai, 53, is the Mizuho Financial Group Professor of Finance at Harvard Business School, and Professor of Law at Harvard Law School. Mr. Desai is an accomplished author and expert in finance and tax policy. His books include the Wisdom of Finance: Discovering Humanity in the World of Risk and Return (longlisted for the 2017 FT/McKinsey Best Business Book of the Year) and How Finance Works: The HBR Guide to Thinking Smart about the Numbers. He is a Research Associate in the National Bureau of Economic Research’s Public Economics and Corporate Finance Programs, and served as the co-director of the NBER’s India program. His research has been cited in leading academic journals and the popular press and has served as the foundation to his several testimonies to the Senate Finance Committee and House Ways and Means Committee. In addition to his work at Harvard University, his professional experiences include CS First Boston, McKinsey & Co., and advising a number of firms and governmental organizations. Mr. Desai received his Ph.D. in political economy from Harvard University, his MBA as a Baker Scholar from Harvard Business School, and a bachelor’s degree in history and economics from Brown University. He currently resides in Cambridge, Massachusetts, and will serve as an independent director.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services.

Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates 106 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

MEDIA CONTACT
Alicia Jacobs, AVP Public Relations Officer
Email: communications@berkshirebank.com

INVESTOR RELATIONS CONTACTS
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973